Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Gentium S.p.A. for the registration of 2,409,971 of its American Depositary Shares and to the incorporation by reference therein of our reports dated May 26, 2006, with respect to the financial statements of Gentium S.p.A. included in its Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Reconta Ernst & Young S.p.A.

/s/ Reconta Ernst & Young, S.p.A.

Milan, Italy
July 6, 2006